Exhibit 99.1

TSX: GSC; NYSE Amex: GSS	NEWS RELEASE	WWW.GSR.COM

GOLDEN STAR REPORTS SIGNIFICANTLY LOWER POWER COSTS IN GHANA

Denver, Colorado, June 26, 2009: Golden Star Resources Ltd. is pleased to announce that the long awaited Ghana grid power cost reduction is being implemented.

Golden Star has been informed by the Volta River Authority (VRA) that all inclusive electricity rates will be lowered to approximately US$0.08 per kWh and this rate will be retroactive to January 1, 2009. This is an interim rate which will be in effect until a final power rate formula is implemented.

In June 2008, the Public Utilities Regulatory Committee (PURC) increased power utility rates from approximately $0.10 per kWh to $0.18 per kWh. The rate subsequently dropped with the devaluation of the Cedi to approximately $0.145 per kWh. Since that time, Golden Star, other operating mining companies, the Ghana Chamber of Mines and the mining unions in Ghana have been in continuous negotiations with the VRA to enact a more reasonable power rate structure and as a result of these intense negotiations, written confirmation of a lower power rate has been received by the Company.

Based on the new power rate, Golden Star’s reported overall cash cost of production for the first quarter of 2009 would have been reduced approximately $56 per ounce to $515 per ounce. Assuming this rate will not change during the year, we expect an overall reduction in cash operating costs of $60 per ounce and $20 per ounce for Bogoso and Wassa, respectively, resulting in an expected $40 per ounce company-wide reduction in 2009 cash operating costs.

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 236 million shares outstanding and trades on the TSX (GSC), the NYSE Amex (GSS) and the Ghana Stock Exchange (GSR).

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding: the expected costs of power from the national grid in Ghana, and expected decrease in costs per ounce as a result of the rate decrease. Factors that could cause actual results to differ materially include timing of and unexpected events concerning the cost of power and oil, changes to the rates proposed by PURC, timing of and unexpected events at either mining operation; variations in ore grade, tonnes mined or milled; variations in relative amounts of refractory, non-refractory and transition ores; the availability of electrical power; technical, permitting, mining or processing issues, and fluctuations in gold price and costs and general economic conditions. There can be no assurances that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for the year ended December 31, 2008.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.        +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

Golden Star Resources Ltd.	News Release 09-06 Page 1 of 1